Exhibit 15.1
November 9, 2005
The Board of Directors
Clear Channel Outdoor Holdings, Inc.
We are aware of the inclusion in the Registration Statement (Form S-1 No. 333-127375) of Clear Channel Outdoor Holdings, Inc. for the registration of 35,000,000 shares of its Class A common stock of our report dated October 20, 2005, except for Note 7, as to which date is November 9, 2005, relating to the unaudited combined interim financial statements of Clear Channel Outdoor Holdings, Inc. for the nine-months ended September 30, 2005.
/s/ Ernst & Young LLP